As filed with the Securities and Exchange Commission on March 27, 2007.
Registration No. 333-138750

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Coleman Cable, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3357	36-4410887
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer
of incorporation or organization)	Classification Code number)	Identification Number)
1530 Shields Drive
Waukegan, Illinois 60085
(847) 672-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
G. Gary Yetman
President and Chief Executive Officer
1530 Shields Drive
Waukegan, Illinois 60085
(847) 672-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
James J. Junewicz
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 701-7032

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. ☑    333-138750
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (333-138750) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.
PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.
     (b) Exhibits. The following exhibits are filed as part of this Registration Statement on Form S-1:

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of PricewaterhouseCoopers LLP.

II-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 27th day of March 2007.

COLEMAN CABLE, INC. (Registrant)
By	/s/ G. Gary Yetman
G. Gary Yetman
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ G. Gary Yetman G. Gary Yetman	Director, President and Chief Executive Officer	March 27, 2007

/s/ Richard N. Burger Richard N. Burger	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	March 27, 2007

* Nachum Stein	Director	March 27, 2007

* Shmuel D. Levinson	Director	March 27, 2007

* James G. London	Director	March 27, 2007

*By:	/s/ G. Gary Yetman
G. Gary Yetman
Attorney-in-fact

II-2

Exhibit
Number		Description of Document

23.3	—	Consent of Deloitte & Touche LLP.

23.4	—	Consent of PricewaterhouseCoopers LLP.